EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement of DBS Industries, Inc. (a development stage company) on Form S-8 of our report, which includes an explanatory paragraph regarding certain factors raising substantial doubt about the Company's ability to continue as a going concern, dated March 13, 1998, except for the last paragraph of Note 3 as to which the date is April 1, 1998, on our audits of the consolidated financial statements of DBS Industries, Inc. as of December 31, 1997 and 1996 and for the years then ended and for the period from April 25, 1990 (date of inception) to December 31, 1997.



PRICEWATERHOUSECOOPERS LLP

San Francisco, California
December 23, 1998